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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Haynes International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 26, 2010

  Dear Stockholders of Haynes International, Inc.:

        You are cordially invited to attend the Annual Meeting of Stockholders of Haynes International, Inc. ("Haynes") to be held Monday, February 22, 2010 at 2:00 p.m. (EST) at the Conrad Indianapolis, located at 50 West Washington Street, Indianapolis, Indiana 46204.

        The business to be discussed and voted upon by the Stockholders at the Annual Meeting is described in the accompanying Notice of Annual Meeting and Proxy Statement.

        We hope you are able to attend the Annual Meeting personally, and we look forward to meeting with you. Whether or not you attend it is important that your stock be represented and voted at the meeting. I urge you to please complete, date and return the proxy card in the enclosed envelope. The vote of each Stockholder is very important. You may revoke your proxy at any time before it is voted at the Annual Meeting by giving written notice to the Secretary of Haynes, by filing a properly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

        On behalf of the Board of Directors and management of Haynes, I thank you for your continued support.

Sincerely,
Haynes International, Inc.

Mark Comerford
President and Chief Executive Officer

 HAYNES INTERNATIONAL, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 22, 2010

  Stockholders of Haynes International, Inc.:

        The Annual Meeting of Stockholders of Haynes International, Inc. ("Haynes") will be held at the Conrad Indianapolis, located at 50 West Washington Street, Indianapolis, Indiana 46204 on Monday, February 22, 2010 at 2:00 p.m. (EST) for the following purposes:

  (a)
  To elect seven directors of Haynes to serve for a one-year term,

  (b)
  To ratify the appointment of Deloitte & Touche, LLP as Haynes' independent registered public accounting firm for the fiscal year ending September 30, 2010, and

  (c)
  To transact such other business as may properly come before the meeting.

        Only stockholders of record at the close of business on January 8, 2010 are entitled to notice of, and to vote at, the Annual Meeting.

        YOUR VOTE IS IMPORTANT. IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING, OR IF YOU DO PLAN TO ATTEND BUT WISH TO VOTE BY PROXY, PLEASE DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY. A RETURN ENVELOPE IS PROVIDED FOR THIS PURPOSE.

By Order of the Board of Directors,

Anastacia S. Knapper
Corporate Secretary

January 26, 2010
Kokomo, Indiana

HAYNES INTERNATIONAL, INC. PROXY STATEMENT
TABLE OF CONTENTS

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 22, 2010

GENERAL INFORMATION

        This proxy statement is furnished in connection with the solicitation by the Board of Directors of Haynes International, Inc. ("Haynes" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders to be held at 2:00 p.m. (EST) on Monday, February 22, 2010, and at any adjournment thereof. The meeting will be held at the Conrad Indianapolis, located at 50 West Washington Street, Indianapolis, Indiana 46204. This proxy statement and the accompanying form of proxy were first mailed to stockholders of the Company (the "Stockholders") on or about January 26, 2010.

        A Stockholder signing and returning the enclosed proxy may revoke it at any time before it is exercised by delivering written notice to the Corporate Secretary of Haynes, by filing a properly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. The signing of a proxy does not preclude a Stockholder from attending the Annual Meeting in person. All proxies returned prior to the Annual Meeting, and not revoked, will be voted in accordance with the instructions contained therein. Any proxy not specifying to the contrary will be voted FOR each of the proposals set forth herein. Abstentions and broker non-votes are not counted for purposes of determining whether a proposal has been approved, but will be counted for purposes of determining whether a quorum is present.

        As of the close of business on January 8, 2010, the record date for the Annual Meeting, there were outstanding and entitled to vote 12,147,829 shares of common stock of Haynes. Each outstanding share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting and can be voted only if the record owner of that share, determined as of the record date, is present in person at the Annual Meeting or represented by proxy. Haynes has no other voting securities outstanding. Stockholders do not have cumulative voting rights. All Stockholders of record as of January 8, 2010 are entitled to notice of and to vote at the Annual Meeting.

        A quorum will be present if a majority of the outstanding shares of common stock are present, in person or by proxy, at the Annual Meeting. If a quorum is present, the nominees for director will be elected by a majority of the votes cast. With respect to the proposal to ratify the appointment of the independent registered public accounting firm, and any other proposals which may properly come before the Annual Meeting, proposals will be approved, if a quorum is present, upon the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on such matters at the Annual Meeting.

        A copy of the Haynes International, Inc. Fiscal Year 2009 Annual Report and Form 10-K, including audited financial statements and a description of operations for the fiscal year ended September 30, 2009, accompany this proxy statement. The financial statements contained in the Form 10-K are not incorporated by reference in this proxy statement, but they do contain important information regarding Haynes. The solicitation of proxies is being made by Haynes, and all expenses in connection with the solicitation of proxies will be borne by Haynes. Haynes expects to solicit proxies primarily by mail, but directors, officers and other employees of Haynes may also solicit proxies in person or by telephone.

PROPOSALS FOR 2011 ANNUAL MEETING

        Stockholder proposals to be considered for presentation and inclusion in the proxy statement for the 2011 Annual Meeting of Stockholders must be submitted in writing to the Corporate Secretary of Haynes and received on or before November 24, 2010 and not earlier than October 25, 2010. If notice of any Stockholder proposal intended to be presented at the 2011 Annual Meeting of Stockholders is not received by Haynes on or after October 25, 2010 but on or before November 24, 2010, the proxy solicited by the Board of Directors of Haynes for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the Haynes proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion.

        In addition, any Stockholder proposal must be in proper written form. To be in proper written form, a Stockholder's proposal must set forth as to each matter the Stockholder proposes to bring before the 2011 Annual Meeting (a) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (b) the name and record address of the Stockholder, (c) the class or series and number of shares of capital stock of Haynes which are owned beneficially or of record by the Stockholder, (d) a description of all arrangements or understandings between the Stockholder and any other person or persons (including their names) in connection with the proposal of such business by the Stockholder and any material interest of the Stockholder in such business and (e) a representation that the Stockholder intends to appear in person or by proxy at the Annual Meeting to bring such business before the meeting.

        The mailing address of the principal executive offices of Haynes is 1020 West Park Avenue, P.O. Box 9013, Kokomo, Indiana 46904-9013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        Listed below are the only individuals and entities known by Haynes to beneficially own more than 5% of the outstanding common stock of the Company as of December 31, 2009 (assuming that their holdings have not changed from such other date as may be shown below):

Name	Number	Percent(1)
Shapiro Capital Management LLC(2)	1,516,622	12.53%
T. Rowe Price Associates, Inc.(3)	1,131,690	9.35%
Keeley Asset Management Corp.(4)	786,000	6.49%
Thomson Horstmann & Bryant, Inc.(5)	682,750	5.64%
BlackRock Global Investors(6)	679,306	5.61%
Royce & Associates LLC(7)	625,017	5.16%

(1)
The percentage is calculated on the basis of 12,101,829 shares of common stock outstanding as of December 31, 2009.

(2)
The address of Shapiro Capital Management LLC is 3060 Peachtree Road Northwest, Suite 1555, Atlanta, Georgia 30305-2240. Based solely on Form 13F-HR for the quarter ended September 30, 2009, filed November 13, 2009 with the Securities and Exchange Commission. Represents sole voting power over 1,615,433 shares, shared voting power over 358,250 shares, and sole dispositive power over 1,973,683 shares.

(3)
The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street 10th floor, Baltimore, Maryland 21202-1009. Based solely on Form 13F-HR for the quarter ended September 30, 2009, filed November 13, 2009 with the Securities and Exchange Commission.

(4)
The address of Keeley Asset Management Corp. is 401 South LaSalle Street, Suite 1201, Chicago, Illinois 60605-1014. Based solely on Form 13F for the quarter ended September 30, 2009, filed November 12, 2009 with the Securities and Exchange Commission.

(5)
The address of Thomson Horstmann & Bryant, Inc. is Park 80 West, 5th floor, Saddle Brook, New Jersey 07663-5808. Based solely on Form 13F-HR for the quarter ended September 30, 2009, filed November 4, 2009 with the Securities and Exchange Commission.

(6)
The address of BlackRock Global Investors is 400 Howard Street, San Francisco, California 94105. Based solely on Form 13F-NT for the quarter ended September 30, 2009, filed November 12, 2009 with the Securities and Exchange Commission.

(7)
The address of Royce & Associates LLC is 745 Fifth Avenue, New York, New York 10151. Based solely on Form 13F-HR for the quarter ended September 30, 2009, filed November 10, 2009 with the Securities and Exchange Commission.

SECURITY OWNERSHIP OF MANAGEMENT

        The following table shows the ownership of shares of Haynes common stock as of December 31, 2009, by each director, the Chief Executive Officer, the Chief Financial Officer, and the other three most highly compensated officers during fiscal year 2009 (the "Named Executive Officers") and the directors and all executive officers as a group. Except as noted below, the directors and executive officers have sole voting and investment power over these shares of common stock. The business address of each person indicated is c/o Haynes International, Inc., 1020 West Park Avenue, P.O. Box 9013, Kokomo, Indiana 46904-9013.

Name	Number	Percent(1)
Mark Comerford(2)	21,377	*
John C. Corey(3)	13,118	*
Paul J. Bohan(4)	21,882	*
Donald C. Campion(5)	10,705	*
Robert H. Getz(6)	15,666	*
Timothy J. McCarthy(7)	10,666	*
William P. Wall(8)	10,666	*
James A. Laird(9)	14,582	*
Marlin C. Losch(10)	21,583	*
Marcel Martin(11)	66,929	*
Scott Pinkham(12)	10,166	*
All Directors and executive officers as a group (16 persons)	286,614	2.37%

*
Represents beneficial ownership of less than one percent of the outstanding common stock.

(1)
The percentages are calculated on the basis of 12,101,829 shares of common stock outstanding as of December 31, 2009.

(2)
Shares of common stock beneficially owned by Mr. Comerford include: 8,000 shares of performance-contingent restricted stock subject to forfeiture, the vesting of which is subject to satisfaction of specified performance criteria and which Mr. Comerford has the right to vote; 6,666 shares underlying vested stock options which may be acquired within sixty days of December 31, 2009; and 6,711 shares held jointly with spouse.

(3)
Shares of common stock beneficially owned by Mr. Corey include: 3,500 shares of time vesting restricted stock subject to forfeiture, and which Mr. Corey has the right to vote; and 9,618 shares underlying vested stock options which may be acquired within sixty days of December 31, 2009.

(4)
Shares of common stock beneficially owned by Mr. Bohan include: 3,500 shares of time vesting restricted stock subject to forfeiture, and which Mr. Bohan has the right to vote; and 11,882 shares underlying vested stock options which may be acquired within sixty days of December 31, 2009.

(5)
Shares of common stock beneficially owned by Mr. Campion include: 3,500 shares of time vesting restricted stock subject to forfeiture, and which Mr. Campion has the right to vote; and 7,205 shares underlying vested stock options which may be acquired within sixty days of December 31, 2009.

(6)
Shares of common stock beneficially owned by Mr. Getz include: 3,500 shares of time vesting restricted stock subject to forfeiture, and which Mr. Getz has the right to vote; and 12,166 shares underlying vested stock options which may be acquired within sixty days of December 31, 2009.

(7)
Shares of common stock beneficially owned by Mr. McCarthy include: 3,500 shares of time vesting restricted stock subject to forfeiture, and which Mr. McCarthy has the right to vote; and 7,166 shares underlying vested stock options which may be acquired within sixty days of December 31, 2009.

(8)
Shares of common stock beneficially owned by Mr. Wall include: 3,500 shares of time vesting restricted stock subject to forfeiture, and which Mr. Wall has the right to vote; and 7,166 shares underlying vested stock options which may be acquired within sixty days of December 31, 2009.

(9)
Shares of common stock beneficially owned by Mr. Laird include: 3,750 shares of performance-contingent restricted stock subject to forfeiture, the vesting of which is subject to satisfaction of specified performance criteria and which Mr. Laird has the right to vote; and 10,832 shares underlying vested stock options which may be acquired within sixty days of December 31, 2009.

(10)
Shares of common stock beneficially owned by Mr. Losch include: 3,250 shares of performance-contingent restricted stock subject to forfeiture, the vesting of which is subject to satisfaction of specified performance criteria and which Mr. Losch has the right to vote; and 15,833 shares underlying vested stock options which may be acquired within sixty days of December 31, 2009.

(11)
Shares of common stock beneficially owned by Mr. Martin include: 4,250 shares of performance-contingent restricted stock subject to forfeiture, the vesting of which is subject to satisfaction of specified performance criteria and which Mr. Martin has the right to vote; and 62,679 shares underlying vested stock options which may be acquired within sixty days of December 31, 2009.

(12)
Shares of common stock beneficially owned by Mr. Pinkham include: 3,500 shares of performance-contingent restricted stock subject to forfeiture, the vesting of which is subject to satisfaction of specified performance criteria and which Mr. Pinkham has the right to vote; and 6,666 shares underlying vested stock options which may be acquired within sixty days of December 31, 2009.

PROPOSALS TO BE VOTED UPON

1.     ELECTION OF DIRECTORS

        The Amended and Restated By-Laws of Haynes provide the number of directors constituting the whole board shall be fixed from time to time by resolutions of the Board of Directors, but shall not be less than three nor more than nine directors, each of whom is elected for a one-year term. By resolution the Board of Directors has fixed the number of directors at seven. The terms of all incumbent directors will expire at the Annual Meeting.

Nominees

        Upon the unanimous recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated the seven directors who served in fiscal 2009 for re-election at the Annual Meeting. The Board of Directors believes that all of its nominees will be available for re-election at the Annual Meeting and will serve if re-elected. The directors nominated for re-election (the "Nominated Directors") are:

Name	Age on 12/31/09	Position	Served as Director Since
Mark Comerford	48	President and Chief Executive Officer; Director	2008
John C. Corey	62	Chairman of the Board; Director	2004
Paul J. Bohan	64	Director	2004
Donald C. Campion	61	Director	2004
Robert H. Getz	47	Director	2006
Timothy J. McCarthy	69	Director	2004
William P. Wall	47	Director	2004

        The Board of Directors recommends that Stockholders vote FOR the election of all of the Nominated Directors. Unless authority to vote for any Nominated Director is withheld, the accompanying proxy will be voted FOR the election of all the Nominated Directors. However, the persons designated as proxies reserve the right to cast votes for another person designated by the Board of Directors in the event that any Nominated Director becomes unable or for good cause will not serve. Proxies will not be voted for more than seven nominees. If a quorum is present, those nominees receiving a majority of the votes cast will be elected to the Board of Directors.

Business Experience of Nominated Directors

        Mark Comerford was elected President and Chief Executive Officer and a director of the Company on October 1, 2008. Before joining the Company, Mr. Comerford was President of Alloy Products, a business unit within Brush Engineered Materials, Inc. Since 1998, Mr. Comerford served in various positions for Brush Engineered Materials, Inc., both in the USA and in Southeast Asia.

        John C. Corey has been a director and the Chairman of the Board since August 31, 2004. Mr. Corey also serves as a member of the Corporate Governance and Nominating Committee of the Board. Since January 2006, Mr. Corey has served as President, Chief Executive Officer and a director of Stoneridge, Inc., a global manufacturer of electrical and electronic components, modules and systems for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets. From October 2000 through December 2005, Mr. Corey served as the President, Chief Executive Officer and a director of Safety Components International, Inc., a global manufacturer of automotive airbags.

        Paul J. Bohan has been a director since August 31, 2004. Mr. Bohan also serves as the Chairman of the Corporate Governance and Nominating Committee of the Board. He retired as a Managing

Director of Citigroup in February 2001. Mr. Bohan currently serves on the Board of Directors of Arena Brands, Inc.; Revlon, Inc.; and the New York Police and Fire Widows' and Children's Benefit Fund.

        Donald C. Campion has been a director since August 31, 2004. Mr. Campion also serves as the Chairman of the Audit Committee and as a member of the Compensation Committee of the Board. From January 2003 until July 2004, Mr. Campion served as Chief Financial Officer of Verifone, Inc. Mr. Campion previously served as Chief Financial Officer of several companies, including Special Devices, Inc., Cambridge, Inc., Oxford Automotive, Inc., and Delco Electronics Corporation.

        Robert H. Getz has been a director since March 31, 2006. Mr. Getz also serves as a member of the Audit and Compensation Committees of the Board. Since 1996, Mr. Getz has been a Managing Director and Partner of Cornerstone Equity Investors, LLC, a New York-based private equity investment firm which he co-founded. Mr. Getz formerly served on the Boards of Directors of Centurion International, Inc., Novatel Wireless, Inc. and SITEL Corporation.

        Timothy J. McCarthy has been a director since August 31, 2004. Mr. McCarthy also serves as the Chairman of the Compensation Committee and as a member of the Audit Committee of the Board. Mr. McCarthy is also the Chairman of C.E. Minerals, an industrial mineral business, and served as the President of that company from 1985 until 2008.

        William P. Wall has been a director since August 31, 2004. Mr. Wall also serves on the Audit and Corporate Governance and Nominating Committees of the Board. Mr. Wall joined Abrams Capital, LLC, a value-oriented investment firm headquartered in Boston, in February 2006, where he serves as general counsel and a director of Abrams Capital International, Ltd. and Automile Holdings LLC. From July 2003 through April 2005, Mr. Wall was a Partner in Andover Capital, a hedge fund focused on leveraged companies.

Corporate Governance

Board Committee Structure

        The Board of Directors has three standing committees: (i) an Audit Committee (in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), (ii) a Compensation Committee and (iii) a Corporate Governance and Nominating Committee.

        The Audit Committee is currently composed of four members, Messrs. Campion (who chairs the Committee), Getz, McCarthy and Wall, all of whom are independent under the definitions and interpretations of NASDAQ. According to the Audit Committee Charter, adopted by the Board of Directors and available in the investor relations section of our website at www.haynesintl.com, the Audit Committee is primarily responsible for:

  •
  Appointment, retention, termination and oversight, including the approval of compensation, of the Company's independent auditors;

  •
  Pre-approving audit and non-audit services by the independent auditors;

  •
  Reviewing the audit plan and the estimated fees;

  •
  Reviewing securities disclosures and earnings press releases;

  •
  Managing significant risks and exposures and policies with respect to risk assessment and risk management;

  •
  Reviewing operational and accounting internal controls, including any special procedures adopted in response to the discovery of material control deficiencies;

  •
  Reviewing the action taken by management on the internal auditors' and independent auditors' recommendations;

  •
  Reviewing the appointment, reassignment, and replacement of the senior internal audit executive; and

  •
  Performing such additional activities, and considering such other matters, within the scope of its responsibilities, as the Audit Committee or the Board deems necessary or appropriate.

        The Compensation Committee is currently composed of three members, Messrs. McCarthy (who chairs the Committee), Campion and Getz, all of whom are independent under the definitions and interpretations of NASDAQ. According to the Compensation Committee Charter, adopted by the Board of Directors and available in the investor relations section of our website at www.haynesintl.com, the Compensation Committee is primarily responsible for:

  •
  Establishing the Company's philosophy and policies regarding executive and director compensation, and overseeing the development and implementation of executive and director compensation programs;

  •
  Setting the CEO's compensation level and performance goals and approving awards for the CEO under incentive compensation plans based on the performance evaluation conducted by the Board;

  •
  Reviewing and approving the individual elements of total compensation for the executive management of the Company;

  •
  Reviewing and approving revisions to the Company's executive officer salary range structure and annual salary increase guidelines;

  •
  Assuring that the Company's executive incentive compensation program is administered in a manner consistent with the Committee's compensation philosophy and policies as to participation, target annual incentive awards, corporate financial goals, and actual awards paid to executive officers;

  •
  Reviewing the Company's employee benefit programs and approving changes, subject, where appropriate, to stockholder or Board approval;

  •
  Overseeing regulatory compliance with respect to compensation matters;

  •
  Overseeing and making recommendations to the Board with respect to the Company's incentive compensation plans and equity-based plans; and

  •
  Preparing and issuing compensation evaluations and reports.

        The Corporate Governance and Nominating Committee, which we sometimes refer to as the Governance Committee, is currently composed of three members, Messrs. Bohan (who Chairs the Committee), Corey, and Wall, all of whom are independent under the definitions and interpretations of NASDAQ. According to the Corporate Governance and Nominating Committee Charter, adopted by the Board of Directors and available in the investor relations section of our website at www.haynesintl.com, the Governance Committee is responsible for overseeing the performance and composition of the Board of Directors to ensure effective governance. The Governance Committee identifies and recommends the nomination of qualified directors to the Board of Directors as well as develops and recommends governance principles for the Company.

Meetings of the Board of Directors and Committees

        The Board of Directors held sixteen meetings during the fiscal year ended September 30, 2009. No member of the Board of Directors attended fewer than 75% of the meetings of the Board of Directors and meetings of any committee of the Board of Directors of which he was a member. Scheduled meetings are supplemented by frequent informal exchanges of information and, on occasion, actions taken by unanimous votes without meetings. All of the members of the Board of Directors are encouraged, but not required, to attend Haynes' Annual Meetings of Stockholders. All of the current members of the Board of Directors attended Haynes' 2009 Annual Meeting. The following chart shows the number of meetings in fiscal 2009 of each of the standing committees of the Board of Directors at which a quorum was present:

Committee	Meetings in Fiscal 2009
Audit	9
Compensation	13
Governance	5

Meetings of Non-Management Directors

        Pursuant to the NASDAQ independence standards, the non-management members of the Board of Directors meet in an executive session at least twice per year, and usually in connection with every regularly-scheduled in-person board meeting, to: (a) review the performance of the management team; (b) discuss its views on management's strategic planning and its implementation; and (c) address any other matters affecting Haynes that may concern individual directors. The executive sessions are designed to ensure that our Board of Directors is not only structurally independent, but also is given ample opportunity to exercise independent thought and action. In fiscal 2009, the non-management directors met in executive session four times. When meeting in executive session, the presiding person was our Chairman, Mr. Corey.

Independence of the Board of Directors and Committee Members

        Except for Mr. Comerford, all of the members of the Board of Directors, including all of the members of the Audit Committee, the Compensation Committee and the Governance Committee, meet the criteria for independence set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, and the definitions and interpretations of NASDAQ. The Board of Directors has determined that Mr. Campion, the Chairman of the Audit Committee, is an "audit committee financial expert" (as defined by Item 407(d)(5)(ii) of Regulation S-K) and is "independent" (under the definitions and interpretations of NASDAQ).

Family Relationships

        There are no family relationships among the directors and executive officers of Haynes.

Conflict of Interest and Related Party Transactions

        It is our policy to require that all conflict of interest transactions between Haynes and any of its directors, officers or 10% beneficial owners (collectively, "insiders") and all transactions where any insider has a direct or indirect financial interest, including related party transactions required to be reported under Item 404(a) of Regulation S-K, must be reviewed and approved or ratified by the Board of Directors. The material terms of any such transaction, including the nature and extent of the insider's interest therein, must be disclosed to the Board of Directors. The Board of Directors will then review the terms of the proposed transaction to determine whether the terms of the proposed transaction are fair to Haynes and are no less favorable to Haynes than those that would be available from an independent third party. Following the Board of Directors review and discussion, the proposed transaction will be approved or ratified only if it receives the affirmative votes of a majority of the directors who have no direct or indirect financial interest in the proposed transaction, even though the disinterested directors represent less than a quorum. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors which authorizes the contract or transaction. Haynes did not enter into any transactions in fiscal 2009 with any insider.

Governance Committee and Director Nominations

        Nominees for the Board of Directors are currently recommended for nomination to the Board of Directors by the Governance Committee. The Governance Committee bases its recommendation for nomination on criteria that it believes will provide a broad perspective and depth of experience in the Board of Directors. In general, when considering independent directors, the Governance Committee will consider the candidate's experience in areas central to the Company, such as business, finance, legal and regulatory compliance, as well as considering the candidate's personal qualities and accomplishments. The Governance Committee has no formal policy regarding the consideration of director candidates recommended by Stockholders, but will act on a case-by-case basis in the event of any such recommendation. Due to the process provided for Stockholder nominations (described below), the Governance Committee believes that it is not necessary to have a formal policy on this matter.

        Stockholders may nominate directors by providing timely notice thereof in proper written form to the Secretary of Haynes. To be timely, a Stockholder's notice to the Secretary must be delivered to or mailed and received at Haynes' principal executive offices (a) in the case of an Annual Meeting, not less than ninety days nor more than one hundred twenty days prior to the anniversary date of the immediately preceding Annual Meeting; provided, however, that in the event that the Annual Meeting is called for a date that is not within twenty-five days before or after such anniversary date, notice by the Stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs; and (b) in the case of a special meeting of Stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

        To be in proper written form, a Stockholder's notice to the Secretary must set forth (a) as to each person whom the Stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person, and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (b) as to the Stockholder giving the notice (i) the name and record address of such Stockholder, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such Stockholder, (iii) a description of all arrangements or understandings between such Stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such Stockholder, (iv) a representation that such Stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, and (v) any other information relating to such Stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

Code of Ethics

        Haynes has adopted a Code of Business Conduct and Ethics that applies to its Chief Executive Officer, Chief Financial Officer, and Controller, as well as to its directors and other officers and employees. This Code is posted on our website at www.haynesintl.com/CodeofBusinessConductandEthics.pdf.

Communications with Board of Directors

        Stockholders may communicate with the full Board of Directors by sending a letter to Haynes International, Inc. Board of Directors, c/o Corporate Secretary, 1020 West Park Avenue, P.O. Box 9013, Kokomo, Indiana 46904-9013. Haynes' Corporate Secretary will review the correspondence and forward it to the chairman of the appropriate committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to Haynes or its business, or is similarly inappropriate. In addition, interested parties may contact the non-management directors as a group by sending a written communication to the Corporate Secretary as directed above. Such communication should be clearly addressed to the non-management directors.

Director Compensation Program

        Directors who are also Haynes employees do not receive compensation for their services as directors. Following is a description of our compensation program for non-management directors in fiscal 2009. In consultation with the Compensation Committee and an independent compensation consultant, the Governance Committee reviews the compensation paid to non-management directors and recommends changes to the Board of Directors, as appropriate.

        Director Compensation Table

        The following table provides information regarding the compensation paid to our non-employee members of the Board of Directors in fiscal 2009.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)(1)	Total ($)
J. C. Corey, Chairman	$105,500	$62,370	$167,870
P. J. Bohan, Director	$97,500	$62,370	$159,870
D. C. Campion, Director	$124,000	$62,370	$186,370
R. H. Getz, Director	$111,000	$62,370	$173,370
T. J. McCarthy, Director	$119,000	$62,370	$181,370
W. P. Wall, Director	$103,000	$62,370	$165,370

(1)
Represents restricted stock with a grant date fair value equal to the closing price of the Company's common stock on the date of the grant.

        Compensation Consultant

        Total Rewards Strategies, an independent compensation consulting firm, reviewed the Board and Committee annual retainers, meeting fees and stock option grants. Specifically, Total Rewards Strategies provided a memorandum to the Compensation Committee describing compensation trends in 2009, comparing Haynes 2006, 2007 and 2008 director compensation to peer group companies, and making recommendations with respect to 2009 compensation. Based upon its review of this information, effective March 2009 the Compensation Committee elected to grant restricted stock rather than stock options, increase the ratio of equity compensation to cash compensation in the context of total director compensation and replace meeting attendance fees with increased annual retainers. These actions were intended to replace a portion of cash compensation to directors with increased equity, and to eliminate increases in cash compensation in years where an increased number of meetings are necessary to complete corporate business.

        Annual Retainer

        Effective as of March 2009, non-management members of the Board of Directors receive a $60,000 annual retainer related to their Board of Directors duties and responsibilities, which is paid in advance in four equal installments of $15,000 each. Additionally, there is a $20,000 annual retainer for serving as Chairman of the Board, also paid in four equal installments. We reimburse directors for their out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committee thereof.

        Committee Fees

        Directors receive an additional annual retainer of $15,000 for each committee on which they serve, paid in four equal installments. In addition, there is a $15,000 annual retainer for serving as the chairman of the Audit Committee, and a $10,000 annual retainer for serving as the chairman of any other committee of the Board of Directors.

        Equity Compensation

        In fiscal 2007 directors were granted non-qualified stock options to purchase 2,000 shares of our common stock at a price of $72.93 per share. In fiscal 2008 directors were granted non-qualified stock options to purchase 2,500 shares of our common stock at a price of $54.00 per share. The fiscal 2007 and 2008 grants were made pursuant to the 2007 Haynes International, Inc. Stock Option Plan.

        Our directors did not receive any stock option grants in fiscal 2009, but were instead granted shares of restricted stock. In March 2009, each director was granted 3,500 shares of restricted stock pursuant to the Haynes International, Inc. 2009 Restricted Stock Plan. In making its decision to award restricted stock rather than stock options, the Compensation Committee considered information provided by Total Rewards Strategies on methods of encouraging long-term stock ownership by directors, as well as information regarding how peer group companies utilized restricted or deferred stock.

        Indemnification Agreements

        Effective August 13, 2006, we agreed to indemnify all of our directors against loss or expense arising from such individuals' service to us and our subsidiaries and affiliates, and to advance attorneys' fees and other costs of defense to such individuals in respect of claims that may be eligible for indemnification under certain circumstances. Effective October 1, 2008, the Company entered into a similar agreement with Mr. Comerford.

        Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee as of September 30, 2009 were Messrs. McCarthy, Campion, and Getz. None of the members of the Compensation Committee are now serving or previously have served as employees or officers of the Company or any subsidiary, and none of the Company's executive officers serve as directors of, or in any compensation related capacity for, companies with which members of the Compensation Committee are affiliated.

Executive Compensation

Compensation Committee Report

        The Compensation Committee of the Board of Directors has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our annual report on Form 10-K for the fiscal year ended September 30, 2009.

        SUBMITTED BY THE COMPENSATION COMMITTEE

  Timothy J. McCarthy, Chair
  Donald C. Campion
  Robert H. Getz

Compensation Discussion and Analysis

        Overview

        This Compensation Discussion and Analysis describes the key principles and approaches used to determine the compensation in fiscal 2009 for Mark Comerford, our principal executive officer; Marcel Martin, our principal financial officer; and James A. Laird, Scott Pinkham and Marlin C. Losch III, our other three most highly compensated executive officers in fiscal 2009. Detailed information regarding the compensation of these executive officers, who are referred to as "Named Executive Officers" or "NEOs", appears in the tables following this Compensation Discussion and Analysis. This Compensation Discussion and Analysis should be read in conjunction with those tables.

        This Compensation Discussion and Analysis consists of the following parts:

  Responsibility for Executive Compensation Decisions

  Role of Executive Officers in Compensation Decisions

  Executive Compensation Philosophy and Principles

  Committee Procedures

  Setting Named Executive Officer Compensation in Fiscal 2009

        Responsibility for Executive Compensation Decisions

        The Compensation Committee of our Board of Directors, whose membership is limited to independent directors, acts pursuant to a board-approved charter. The Compensation Committee is responsible for approving the compensation programs for all executive officers, including the Named Executive Officers, and making decisions regarding specific compensation to be paid or awarded to them. The Compensation Committee has responsibility for establishing and monitoring the adherence to the Company's compensation philosophies and objectives. The Compensation Committee aims to ensure that the total compensation paid to our NEO's is fair, reasonable and competitive. Although the Compensation Committee approves all elements of an executive officer's compensation, it approves equity grants and certain other incentive compensation subject to approval by the full Board.

        Role of Executive Officers in Compensation Decisions

        No Named Executive Officer participates directly in the determination of his or her compensation. For Named Executive Officers other than himself, our Chief Executive Officer provides the Compensation Committee with performance evaluations and presents individual compensation recommendations to the Compensation Committee, as well as compensation program design recommendations. The Chief Executive Officer's performance is evaluated by our Board of Directors. Mr. Comerford's fiscal 2009 base salary was established by the employment agreement he entered into in fiscal 2008. Mr. Comerford and Mr. Martin, our Chief Financial Officer, work closely with the Compensation Committee on the development of the financial targets and overall annual bonus levels to be provided to the Named Executive Officers under the management incentive plan, or MIP, as those amounts are based on the annual operating budget. The Compensation Committee retains the full authority to modify, accept or reject all compensation recommendations provided by management.

        Executive Compensation Philosophy and Objectives

        Our compensation program is designed to attract, motivate, reward and retain key executives who drive our success and enable us to consistently achieve corporate performance goals in the competitive high-performance alloy business and increase Stockholder value. We seek to achieve these objectives through a compensation package that:

  •
  Pays for performance: Our management incentive plan, or MIP, provides incentives to our executive officers based upon meeting or exceeding specified financial goals, taking into consideration the ability of our executives to influence our financial results. In addition, grants of restricted stock and stock options provide an appropriate incentive to produce stockholder returns through overall corporate performance.

  •
  Supports our business strategy: The annual bonus provided by our MIP focuses our executive officers on near term goals, while our equity compensation plans aim to engage management in our long-term growth. We believe both of those elements serve to align management interests with creating Stockholder value.

  •
  Pays competitively: We set compensation levels so that they are in line with those of individuals holding comparable positions and producing similar results at other multi-national corporations of similar size, value and complexity.

        Although the Compensation Committee continues to set executive compensation based upon the philosophy and principles discussed above, the global economic crisis of fiscal 2009 impacted executive compensation this fiscal year in several ways. First, the base salaries of the Named Executive Officers were all temporarily reduced by 15% effective August 6, 2009 and remained at that level until January 1, 2010. Second, the Compensation Committee and senior management came to a decision that, in light of economic conditions and other cost cutting measures taken by the Company, no cash bonus would be paid out under the MIP, or otherwise, for fiscal 2009. These actions have not changed the Compensation Committee's approach to executive compensation as discussed in this Compensation Discussion and Analysis.

        Committee Procedures

        The Compensation Committee retains the services of Total Rewards Strategies, an independent compensation consulting firm, to collect survey data and analyze the compensation and related data of a comparator group of companies; Total Rewards Strategies also provides the Compensation Committee with alternatives to consider when making compensation decisions and provides opinions on compensation recommendations the Compensation Committee receives from management. Total Rewards Strategies provided analysis and opinion regarding executive compensation trends and practices to the Compensation Committee during fiscal 2009. Total Rewards Strategies did not provide any services to the Company other than compensation consulting to the Compensation Committee in fiscal 2009.

        The comparator group is comprised of our direct competitors and a broader group of industrial metals and minerals companies, as well as Indiana-based companies, which the Compensation Committee believes is representative of the labor market from which we recruit executive talent. Factors used to select the comparator group companies include industry segment, revenue, profitability, number of employees and market capitalization. The Compensation Committee reviews the comparator group annually. The companies in the comparator group that were used to benchmark fiscal 2009 compensation practices include:

American Commercial Lines	Franklin Electric	RTI International Metals
Ameron International	Insteel Industries	Shiloh Industries
Brush Engineered Materials	Keystone Consolidated	Skyline
Carpenter Technology	Ladish	Supreme Industries
Compass Minerals International	Matthews International	Symmetry Medical
CTS Corp	Metalico	Titan International
Ducommun	Northwest Pipe	Titanium Metals
Enpro Industries	Olympic Steel	Universal Stainless & Alloy Products

        Among other analyses, Total Rewards Strategies provides the 50th percentile, or median, of the comparator group for base salary, cash bonus, long-term incentives and total overall compensation, or the Median Market Rate. The Compensation Committee uses the Median Market Rate as a primary reference point when determining compensation targets for each element of pay. When individual and targeted company financial performance is achieved, the objective of the executive compensation program is to provide overall compensation near the Median Market Rate of pay practices of the comparator group of companies. Actual target pay for an individual may be more or less than the Median Market Rate based on the Compensation Committee's evaluation of the individual's performance, experience and potential.

        Consistent with the Compensation Committee's philosophy of pay for performance, incentive payments can exceed target levels only if overall Company financial targets are exceeded and will fall below target levels if overall financial goals are not achieved.

        Setting Named Executive Officer Compensation in Fiscal 2009

        Components of Compensation

        The chief components of each Named Executive Officers' compensation in fiscal 2009 were:

  •
  base salary,

  •
  a performance-based annual incentive award under the MIP,

  •
  long-term compensation awards that include a combination of stock option grants and performance- based restricted stock,

  •
  employee benefits, such as life, health and disability insurance benefits, and a qualified savings plan (401(k)) plan,

  •
  limited perquisites, and

  •
  upon termination or a change in control, severance and acceleration of long-term awards.

        Each element of compensation is designed to achieve a specific purpose and to contribute to a total package that is competitive, appropriately performance-based and valued by our executives. The Compensation Committee reviews information provided by Total Rewards Strategies and the Company's historical pay practices to determine the appropriate level and mix of compensation. In allocating compensation among elements, we believe the compensation of our most senior executives, including our Named Executive Officers, who have the greatest ability to influence Company performance, should be predominately performance-based. As a result of this philosophy, in fiscal 2009 57% of the Named Executive Officers' total compensation, including our Chief Executive Officer, was allocated to performance-based pay as a percent of total compensation at target performance.

        Fiscal 2009 Target Compensation

        Base Salary

        We provide executives with a base salary that is intended to attract and retain the quality of executives needed to lead our complex businesses. Base salaries for executives are generally targeted at the Median Market Rate of the comparator group, although individual performance, experience, internal equity, compensation history and contribution of the executive are also considered. The Committee reviews base salaries for Named Executive Officers annually and may make adjustments based on individual performance, experience, market competitiveness, internal equity and the scope of responsibilities.

        Mr. Comerford became President and Chief Executive Officer effective October 1, 2008 and his base salary was established at $425,000. Base salaries for our other named officers, other than Mr. Losch, were not increased during fiscal 2009. Further, due to the impact of the recession on our industry and Haynes, base salaries were temporarily reduced by 15% effective August 6, 2009 for the Chief Executive Officer and other Named Executive Officers. The following table provides annualized base salary information for our Named Executive Officers effective July 1, 2008 and July 1, 2009:

Named Executive Officer	Base Salary as of July 1, 2008	Base Salary as of July 1, 2009	Base Salary as a Percentage of Median Market Rate
Mark Comerford	NA	$425,000	81%
Marcel Martin	$250,000	$250,000	88%
James A. Laird	$218,000	$218,000	91%
Marlin Losch	$170,000	$190,000	94%
Scott Pinkham	$200,000	$200,000	100%

        Management Incentive Plan—Annual Cash Incentive

        The purpose of the management incentive plan, or MIP, is to provide an annual cash bonus based on the achievement of specific operational and financial performance targets, tying compensation to the creation of value for Stockholders. Target cash bonus awards are determined for each executive position by competitive analysis of the comparator group. In general, the median annual cash bonus opportunity of the comparator group is used to establish target bonus opportunities, but consideration is given to the individual executive's responsibilities and contribution to business results, and internal equity. The MIP allows the Board of Directors discretion to administer the plan, including not paying out any compensation thereunder, accounting for unforeseen one-time transactions, or adjusting the performance measures based on external economic factors.

        For fiscal 2009, the target performance level was established by our consolidated annual operating budget. The annual operating budget is developed by management and presented by the CEO and the CFO to the Board of Directors for its review and approval. The target was intended to represent corporate performance which the Board of Directors believed was more likely than not to be achieved based upon management's presentation of the annual operating budget.

        For fiscal 2009, the Compensation Committee expanded the MIP's performance criteria for participants, including the Named Executive Officers, to provide an incentive to achieve Company objectives. In addition to net income, free cash flow and inventory were added as goals for fiscal 2009, replacing goals for the balance under the Company's revolving credit facility used in fiscal 2008.

        The Compensation Committee established weighting for the Management Incentive Plan goals and a performance target for each goal for fiscal 2009 as follows:

Fiscal 2009 Goals	Fiscal 2009 MIP Weighting	Fiscal 2009 Threshold Level (Millions)
Net Income	40%	$10.0
Free Cash Flow	30%	$51.0
Inventory	30%	$218.0

        The Compensation Committee established the 2009 bonus opportunities for the MIP participants, including the Named Executive Officers. The table below lists the 2009 MIP incentive awards as a percentage of base salary:

Named Executive Officer	MIP Incentive as % of Base Salary
Mark Comerford	40%
Marcel Martin	25%
James Laird	25%
Marlin Losch	25%
Scott Pinkham	25%

        The Compensation Committee and senior management came to a decision not to pay the earned bonuses for fiscal 2009 in light of the economic environment and other cost cutting measures taken by the Company.

  Long-Term Incentives

        Stockholders approved a new Restricted Stock Plan in 2009 to provide restricted stock grants for executives. Stockholders approved a new Stock Option Plan in 2007. Both plans are designed to attract and retain key management, including our Named Executive Officers. The Compensation Committee administers both plans and believes the plans provide an appropriate incentive to produce superior returns to Stockholders over the long-term by offering participants an opportunity to benefit from stock appreciation through stock ownership.

        Competitive benchmarking to the comparator group, the executive's responsibilities, and the individual's contributions to business results determine the level of long-term compensation. In general, the median value of long-term compensation in the comparator group is used to determine the approximate value of long-term incentives. The Black-Scholes method of stock valuation, which is consistent with our expensing of equity awards under SFAS 123(R), was used in fiscal 2009 to determine the value of stock options.

        We currently do not have any formal plan requiring us to grant equity compensation on specified dates. With respect to newly hired or promoted executives, our practice is typically to consider stock grants at the first meeting of the Compensation Committee and Board of Director's following such executive's hire date. The recommendations of the Compensation Committee are subsequently submitted to the Board of Directors for approval. We intend to ensure that we do not award equity grants in connection with the release, or the withholding, of material non-public information, and that the grant value of all equity awards is equal to the fair market value on the date of grant. The Compensation Committee will consider whether or not to grant additional equity awards to the management team on an annual basis.

  Stock Options

        We have two stock option plans that authorize the granting of non-qualified stock options to certain of our key employees and non-employee directors for the purchase of a maximum of 1,500,000 shares of our common stock. Our original option plan was adopted in 2004 pursuant to our plan of reorganization and provides for the grant of options to purchase up to 1,000,000 shares of our common stock. In January 2007, our Board of Directors adopted a new option plan, also approved by our Stockholders in fiscal 2007, that provides for options to purchase up to 500,000 shares of our common stock. All options granted under our plans vest in three equal annual installments on the first, second and third anniversaries of the grant date.

        Under Internal Revenue Code Section 162(m), subject to an exception for qualifying performance-based compensation, we cannot deduct compensation of over $1 million in annual compensation paid to certain executive officers. Options granted pursuant to our option plans are intended to qualify as qualifying performance-based compensation exempt from this deduction limitation. As a result, it is not anticipated that a grant of options under these plans will cause the deduction limit to be exceeded for any executive employee.

        The Compensation Committee granted stock options to the management team, including the Named Executive Officers, in March 2007, 2008 and 2009. The Compensation Committee believes that the stock options, in conjunction with the other elements of compensation described herein, align management's interests with those of the Stockholders and will provide no return whatsoever if Stockholders do not also realize gains. In determining the number of shares to be granted to the Named Executive Officers, the Compensation Committee established the value of the shares underlying the options at $19.06 for the March 2007 grant, $16.41 for the March 2008 grant and $9.86 for the March 2009 grant pursuant to Financial Accounting Standard 123R, or FAS 123R, using the Black-Sholes pricing model. The Compensation Committee then set a total pool of options for grant to all executive officers of approximately $2.4 million for the March 2007 grant, $2.1 million for the March 2008 grant and $0.6 million for the March 2009 grant.

        Restricted Stock

        On February 23, 2009, the Company adopted a restricted stock plan that reserved 400,000 shares of common stock for issuance. Grants of restricted stock are rights to acquire shares of the Company's common stock, which vest in accordance with the terms and conditions established by the Compensation Committee. The Compensation Committee may set restrictions on certain grants based on the achievement of specific performance goals and vesting of grants to participants will also be time-based.

        Restricted stock grants are subject to forfeiture if employment or service terminates prior to the vesting period or if the performance goal is not met, if applicable. The Company will assess, on an ongoing basis, the probability of whether the performance criteria will be achieved. The Company will recognize compensation expense over the performance period if it is deemed probably that the goal will be achieved. The fair value of the Company's restricted stock is determined based upon the closing price of the Company's common stock on the grant date. The plan provides for the adjustment of the number of shares covered by an outstanding grant and the maximum number of shares for which restricted stock may be covered by an outstanding grant and the maximum number of shares for which restricted stock may be granted in the event of a stock split, extraordinary dividend or distribution or similar recapitalization event. Outstanding shares of restricted stock are entitled to receive dividends on shares of common stock.

        On March 31, 2009, executives, including our CEO and Named Executive Officers, were granted performance-based restricted stock for the three-year period beginning October 1, 2009 through September 30, 2012. The Compensation Committee established a cumulative three-year net income performance goal for the period October 1, 2009 through September 30, 2011 which will dictate whether these restricted shares will vest or be forfeited on September 30, 2011. The number of shares and value of performance based restricted stock for the three-year performance period October 1, 2008 through September 30, 2011, are listed in the Grants of Plan-Based Awards table on page 18. Participants must be employees at the end of the performance period to receive a payout, except in the event of death or disability.

        The 2009 expense related to restricted stock grants to Named Executive Officers is listed in the Summary Compensation Table on page 17.

  Benefits

        The Named Executive Officers are eligible for the same level and offering of benefits made available to other employees, including our 401(k) plan, health care plan, life insurance plan and other welfare benefit programs. Our benefits are designed to be competitive with other employers in the central/northern Indiana region to enable us to compete for and retain employees.

        In addition, we maintain the Haynes International, Inc. Pension Plan, a defined benefit pension plan for the benefit of all eligible domestic employees, including certain of the Named Executive Officers who were hired prior to December 31, 2005. As of December 31, 2005, the Pension Plan was closed to new salaried employees and, as of December 31, 2007, the benefits of all salaried participants in the Pension Plan were frozen and no further benefits will accumulate.

  Perquisites

        We provide limited perquisites to certain executives. These arrangements are primarily intended to increase the efficiency of an executive by allowing him or her to focus on business issues and to provide business and community development opportunities. In fiscal 2009, these perquisites consisted of taxable automobile usage for all Named Executive Officers other than Mr. Martin; country club memberships for Messrs. Comerford, Losch and Laird; and the payment of life insurance and disability insurance premiums and a company match under the Company's 401(k) plan for all Named Executive Officers. In addition, Mr. Comerford was entitled to reimbursement for relocation as provided in his employment agreement, which is discussed under "CEO Compensation" in greater detail. With the exception of Mr. Comerford's relocation, and taxable income from company cars for Mr. Martin in fiscal 2007, and Mr. Laird in fiscal 2007 and fiscal 2009, no single perquisite exceeded $10,000 per year.

  Severance; Change in Control

        Pursuant to his employment agreement, Mr. Comerford is entitled to compensation under certain circumstances relating to his severance from employment with the Company. In addition, we have entered into Termination Benefits Agreements with the Named Executive Officers (other than Mr. Comerford), which provide severance and change in control compensation. We recognize that Haynes, as a publicly-traded company, may become the target of a proposal which could result in a change in control, and that such possibility and the uncertainty and questions which such a proposal may raise among management could cause our Named Executive Officers to leave or could distract them in the performance of their duties, to our detriment and the detriment of our Stockholders. We have entered into these agreements to protect the Named Executive Officers against the loss of their positions and to reinforce and encourage their continued attention to their assigned duties without distraction, ensuring their continued availability in the event of a proposed change in control transaction. We believe that these objectives are in the best interests of the company and our Stockholders. We also believe that it is in the best interests of Haynes and our Stockholders to offer such agreements to our Named Executive Officers insofar as we compete for executive talent in a highly competitive market in which companies routinely offer similar severance and change in control benefits to senior executives.

  CEO Compensation

        Effective October 1, 2008, Mark Comerford was appointed President and CEO of the Company. With the recommendation and approval of the Compensation Committee, the Company entered into an Employment Agreement with Mr. Comerford on September 8, 2008. The Agreement's initial term began at the close of business on September 30, 2008 and ends on September 30, 2011 and will automatically extend for one year periods thereafter assuming mutual consent of the Company and Mr. Comerford. Pursuant to the Agreement, Mr. Comerford's base salary is $425,000 per year (81% of the median CEO salary in the Peer Group), with bonus targets to be determined by the Compensation Committee annually prior to or at the commencement of the applicable fiscal year. In addition, the Company paid Mr. Comerford a one-time transition bonus in the amount of $340,000. In connection with his employment, Mr. Comerford was also granted 20,000 stock options with an exercise price of $46.83. The options vest in three equal annual installments beginning October 1, 2009.

Compensation Tables and Narrative Disclosure

        Summary Compensation Table

        The following tables, footnotes and narratives provide information regarding the compensation, benefits and equity holdings in the Company for the CEO, CFO and the other Named Executive Officers.

        The narrative and footnotes below describe the total compensation paid for fiscal 2007, 2008 and 2009 to the Named Executive Officers, each of whom was serving as an executive officer on September 30, 2009, the last day of our fiscal year. For information on the role of each element of compensation within the total compensation package, please see the discussion above under "Compensation Discussion and Analysis".

        Salary—This column represents the base salary earned during fiscal 2007, 2008 and 2009, including any amounts invested by the Named Executive Officers in our 401(k) plan.

        Bonus—The column represents all non-plan cash bonuses earned by the Named Executive Officers in fiscal 2007, 2008 and 2009.

        Restricted Stock—This column represents the fair value of the restricted stock grant which equals the share price on the date of the grant. On September 30, 2009 the probability of reaching the 3 year performance goal was evaluated and it was determined that it was not probable that the performance goal would be achieved. Therefore, expense associated with restricted shares granted to the Named Executive Officers was reversed and no future compensation expense will be recorded unless circumstances change making the goal no longer improbable.

        Option Awards—This column represents the compensation expense we recognized for financial statement reporting purposes for options awarded in fiscal 2007, 2008 and 2009, computed in accordance with Financial Accounting Standard (FAS) 123R, with respect to stock options granted in fiscal 2007, 2008 and 2009. Under FAS 123R, compensation expense is calculated using the Black-Sholes option pricing method and recognized over the expected life of the stock option.

        Non-Equity Incentive Plan Compensation—This column represents cash bonuses earned in fiscal 2007, 2008 and 2009 by the Named Executive Officers under the 2007, 2008 and 2009 MIP.

        Change in Pension Value and Nonqualified Deferred Compensation Earnings—This column represents the actuarial increase during fiscal 2007, 2008 and 2009 in the pension value for the Named Executive Officers under the Haynes International, Inc. Pension Plan. A description of the Pension Plan can be found below under "Pension Benefits".

        All Other Compensation—This column represents all other compensation paid or provided to the Named Executive Officers for fiscal 2007, 2008 and 2009 not reported in previous columns, such as our matching contributions to 401(k) plans, payment of insurance premiums and costs of providing certain perquisites and benefits.

Name And Principal Position	Year	Salary ($)	Bonus ($)		Restricted Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
M. Comerford	2009	$406,203	$340,000	(1)	$142,560	$465,638	$—	N/A	$103,913	$1,458,314
President & CEO
M. Martin	2007	$222,308	N/A		N/A	$228,710	$57,500	$64,749	$32,012	$605,279
VP of Finance	2008	$234,539	N/A		N/A	$246,155	$65,000	$57,308	$15,860	$618,862
& CFO	2009	$245,674	N/A		$75,735	$81,333	$—	$178,493	$15,314	$596,549
J. A. Laird	2007	$202,308	N/A		N/A	$190,591	$52,500	$68,524	$23,955	$537,878
VP of Marketing,	2008	$211,815	N/A		N/A	$205,130	$60,000	$40,244	$19,614	$536,803
Research &	2009	$214,227	N/A		$66,825	$71,475	$—	$207,770	$28,221	$588,518
Development
M. C. Losch III	2007	$148,462	N/A		N/A	$152,474	$20,000	$13,337	$13,227	$347,500
VP of North	2008	$162,269	N/A		N/A	$106,667	$30,000	$4,166	$15,784	$318,886
American Sales	2009	$175,943	N/A		$57,915	$61,616	$—	$75,939	$16,823	$388,236
S. Pinkham	2007	$164,808	N/A		N/A	$95,296	$20,625	$7,634	$6,242	$294,605
VP of	2008	$188,269	N/A		N/A	$164,104	$35,000	$(2,333)	$9,349	$394,389
Manufacturing	2009	$196,538	N/A		$62,370	$64,081	$—	$31,437	$14,582	$369,008

(1)
This amount is a one-time signing bonus negotiated as part of Mr. Comerford's employment agreement.

(2)
Shares or restricted stock were valued at the closing price of the Company's common stock on the date of grant.

(3)
The options were valued pursuant to FAS 123R using the Black-Scholes option pricing model.

(4)
Amounts earned in fiscal 2008 under the 2008 MIP were paid in the first quarter of fiscal 2009; amounts earned in fiscal 2007 under the 2007 MIP were paid in the first quarter of fiscal 2008. There were no payouts under the fiscal 2009 MIP. Please see the discussion of the Management Incentive Plan under "Compensation Discussion and Analysis".

(5)
Amounts shown in the "All Other Compensation" column include the following:

Name	Year	Taxable Auto	Relocation	Country Club	Life Insurance	Disability Insurance	401(k) Company Match	401(m) Company Match	Total
M. Comerford	2009	$9,600	$76,708	$3,600	$4,023	$1,984	$7,508	$490	$103,913
M. Martin	2007	$18,314	—	$4,595	$1,175	$4,447	$3,481	—	$32,012
	2008	$1,404	—	$2,520	$1,241	$4,083	$6,612	—	$15,860
	2009	$—	—	—	$1,434	$4,120	$7,205	$2,555	$15,314
J. A. Laird	2007	$10,775	—	$3,924	$1,069	$3,588	$4,216	$383	$23,955
	2008	$4,691	—	$3,360	$1,119	$3,706	$6,738	—	$19,614
	2009	$11,179	—	$3,810	$1,251	$3,804	8,177	—	$28,221
M.C. Losch III	2007	$7,096	—	—	$785	$2,560	$2,786	—	$13,227
	2008	$3,462	—	$3,360	$858	$2,959	$5,145	—	$15,784
	2009	$2,499	—	$3,810	$1,032	$3,267	$6,215	—	$16,823
S. Pinkham	2007	—	—	—	$818	$2,461	$2,963	—	$6,242
	2008	—	—	—	$990	$2,560	$5,799	—	$9,349
	2009	$2,956	—	—	$1,147	$2,752	$7,727	—	$14,582

        Grants of Plan-Based Awards in Fiscal 2009

        During fiscal 2009, the Named Executive Officers received two types of plan-based awards:

        Stock Options—Non-qualified options were granted on March 31, 2009 under the Haynes International, Inc. 2007 Stock Option Plan. Each option vests in three equal installments on the first, second and third anniversaries of the grant date, remains exercisable for ten years and has an exercise price equal to the closing stock price on the day prior to the date of grant.

        Restricted Stock—Restricted stock was granted on March 31, 2009 under the Restricted Stock Plan. The 2009 restricted stock is performance-based, and performance criteria based on a three-year net income performance goal from October 1, 2008 to September 30, 2011.

        Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)
				All Other Option Awards: Number of Securities Under-lying Options (#)
					Exercise or Base Price of Option Awards ($/SH)(2)	Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant type	Grant Date	Target ($)
M. Comerford	MIP	—	$—
	Option	10/01/08		20,000	$46.83	$317,759
		3/31/09		15,000	$17.82	$147,879
	Restricted Stock	3/31/09		8,000	$17.82	$142,560
M. Martin	MIP	—	$—
	Option	3/31/09		8,250	$17.82	$81,333
	Restricted Stock	3/31/09		4,250	$17.82	$75,735
J.A. Laird	MIP	—	$—
	Option	3/31/09		7,250	$17.82	$71,475
	Restricted Stock	3/31/09		3,750	$17.82	$66,825
M. Losch III	MIP	—	$—
	Option	3/31/09		6,250	$17.82	$61,616
	Restricted Stock	3/31/09		3,250	$17.82	$57,915
S. Pinkham	MIP	—	$—
	Option	3/31/09		6,500	$17.82	$64,081
	Restricted Stock	3/31/09		3,500	$17.82	$62,370

(1)
The Named Executive Officers were not paid any amounts under the MIP in fiscal 2009. For a discussion of the fiscal 2009 MIP, see "Compensation Discussion and Analysis—Setting Named Executive Officer Compensation in Fiscal 2009—Management Incentive Plan—Annual Non-Equity Incentive Plan Compensation".

(2)
The exercise price of each option is equal to the closing market price of shares of common stock on the day of the grant.

(3)
Represents the grant date fair value calculated in accordance with FAS 123R, but excludes any forfeiture assumptions related to service-based vesting conditions as prescribed by SEC rules.

        Outstanding Equity Awards at Fiscal Year-End

        The table below provides information on the Named Executive Officers' outstanding equity awards as of September 30, 2009. The equity awards consist of stock options and shares of restricted stock. The table includes the following:

        Number of Securities Underlying Unexercised Options (Exercisable)—The column represents options to buy shares of common stock which are fully vested and subject to forfeiture only with respect to a break in service.

        Number of Securities Underlying Unexercised Options (Unexercisable)—The column represents options to buy shares of common stock which are not fully vested. All options vest in three equal annual installments on the first, second and third anniversaries of the grant date.

        Option Exercise Price—In the case of grants made in connection with our emergence from Chapter 11 reorganization on August 31, 2004, the exercise price was $12.80 per share, which was established by the creditors committee and set forth in the plan of reorganization. The fair value of our common stock on August 31, 2004 was $15.37 per share without regard to any adjustment for lack of marketability or minority discount, but based upon a contemporaneous valuation of the enterprise as a whole using the same discounted cash flow method used in determining our reorganization value. All other option exercise prices are equal to the closing market price of shares of common stock on the grant date.

        Option Expiration Date—This is the date upon which an option will expire if not yet exercised by the option holder. In all cases, this is ten years from the date of grant.

        Number of Unearned Shares That Have Not Vested—All shares of restricted stock granted in fiscal 2009 are unvested. Vesting of shares of restricted stock granted in fiscal 2009 is performance based, based on a three-year net income performance goal for fiscal 2009, 2010 and 2011.

        Market Value of Unearned Shares That Have Not Vested—The market value of unvested shares of restricted stock is based upon the September 30, 2009 closing price of the Company's common stock.

						Restricted Stock Awards
							Market Value of Shares That Have Not Vested		Market Value of Unearned Shares That Have Not Vested
	Option Awards							Number of Unearned Shares That Have Not Vested
						Number of Shares that Have Not Vested
Name	Grant Date	Exercisable(1)	Unexercisable	Option Exercise Price	Option Expiration Date
M. Comerford	10/01/08	—	20,000	$46.83	10/01/2018	—	—	—	—
	3/31/09	—	15,000	$17.82	3/31/2019	—	—	8,000	$254,560
M. Martin	8/31/04	49,679	—	$12.80	8/31/2014	—	—	—	—
	3/30/07	8,000	4,000	$72.93	3/30/2017	—	—	—	—
	3/31/08	5,000	10,000	$54.00	3/31/2018	—	—	—	—
	3/31/09	—	8,250	$17.82	3/31/2019	—	—	4,250	$135,235
J. A. Laird	3/30/07	6,666	3,334	$72.93	3/30/2017	—	—	—	—
	3/31/08	4,166	8,334	$54.00	3/31/2018	—	—	—	—
	3/31/09	—	7,250	$17.82	3/31/2019	—	—	3,750	$119,325
M. Losch II	2/21/06	8,334	—	$29.25	2/21/2016	—	—	—	—
	3/30/07	5,333	2,667	$72.93	3/30/2017	—	—	—	—
	3/31/08	2,166	4,334	$54.00	3/31/2018	—	—	—	—
	3/31/09	—	6,250	$17.82	3/31/2019	—	—	3,250	$103,415
S. Pinkham	3/30/07	3,333	1,667	$72.93	3/30/2017	—	—	—	—
	3/31/08	3 333	6,667	$54.00	3/31/2018	—	—	—	—
	3/31/09	—	6,500	$17.82	3/31/2019	—	—	3,500	$111,370

(1)
Vest in three equal annual installments on the first, second and third anniversaries of the grant date.

        Option Exercises

        No Named Executive Officer exercised any vested stock options in fiscal 2009.

        Pension Benefits

        We maintain a defined benefit pension plan for the benefit of eligible domestic employees designated as the Haynes International, Inc. Pension Plan. The pension plan is qualified under Section 401 of the Internal Revenue Code, permitting us to deduct for federal income tax purposes all amounts we contribute to the pension plan pursuant to funding requirements. The following table sets forth the range of estimated annual benefits payable upon retirement for graduated levels of average annual earnings and years of service for employees under the pension plan, based on retirement at age 65 on or after October 31, 2006. As of December 31, 2005, the Pension Plan was closed to new salaried employees and, as of December 31, 2007, the benefits of all salaried participants in the Pension Plan were frozen and no further benefits will accumulate.

Name	Year	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
M. Comerford	2009	Defined Benefit	—	$—
M. Martin	2009	Defined Benefit	22	$734,950
J. A. Laird	2009	Defined Benefit	25	$775,805
M. Losch III	2009	Defined Benefit	20	$193,179
S. Pinkham	2009	Defined Benefit	8	$67,869

        Participants in the pension plan are eligible to receive an unreduced pension annuity upon the first to occur of (i) reaching age 65, (ii) reaching age 62 and completing ten years of benefit service, or (iii) completing 30 years of benefit service. The final option is available only for salaried employees who were plan participants in the pension plan on March 31, 1987. For salaried employees who retire on or after July 2, 2002 under option (i) or (ii) above, the normal monthly pension benefit provided under the pension plan is the greater of (i) 1.6% of the employee's average monthly earnings multiplied by years of benefit service, plus an additional 0.5% of the employee's average monthly earnings, if any, in excess of Social Security covered compensation multiplied by years of benefit service up to 35 years, or (ii) the employee's accrued benefits as of September 30, 2002. For salaried employees who retire on or after July 2, 2002 under option (iii) above (with 30 years of benefit service), the normal monthly pension provided under the pension plan is equal to one of the following as elected by the participant: (i) the accrued benefit as of March 31, 1987 plus any supplemental retirement benefit payable to age 62, (ii) the accrued benefit as of March 31, 1987 plus any supplemental retirement benefit payable to any age elected by the participant (prior to 62) and thereafter the actuarial equivalent of the benefit payable for retirement under options (i) and (ii) above, or (iii) if the participant is at least age 55, the actuarial equivalent of the benefit payable for retirement under options (i) and (ii) above. There are provisions for delayed retirement, early retirement benefits, disability retirement, death benefits, optional methods of benefits payments, payments to an employee who leaves after five or more years of service, and payments to an employee's surviving spouse. Participants' interests are vested and they are eligible to receive pension benefits after completing five years of service. However, all participants as of October 1, 2001, became 100% vested in their benefits on that date. Vested benefits are generally paid to retired employees beginning at or after age 55.

Audit Committee Report

        The Audit Committee reviews Haynes' financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the year ended September 30, 2009, with Haynes' management and the independent auditors. These reviews included quality, not just acceptability, of accounting principles, reasonableness of significant judgments, and clarity of disclosures in financial statements. Management is responsible for the financial statements and the reporting process, including administering the systems of internal control. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America.

        The Audit Committee discussed with the independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor's Communications with Those Charged with Governance, as amended. In addition, the Audit Committee has discussed with the independent registered public accounting firm, the auditors' independence from Haynes and its management, including the matters in the written disclosures and letter received by the Audit Committee, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and considered the compatibility of non-audit services with the auditors' independence.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Haynes' Annual Report on Form 10-K for the year ended September 30, 2009, for filing with the SEC, and the Board of Directors has so approved the audited financial statements.

        Respectfully submitted,

  Donald C. Campion, Chair
  Robert H. Getz
  Timothy J. McCarthy
  William P. Wall

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and greater than 10% stockholders to file reports of ownership and changes in ownership of Haynes securities with the Securities and Exchange Commission. Our employees prepare these reports for our directors and executive officers on the basis of information obtained from them and from Haynes' records. Based on information available to us, we believe that all filing requirements were met during fiscal 2009.

2.     RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        In accordance with its charter, the Audit Committee has selected the firm of Deloitte & Touche, LLP ("Deloitte"), an independent registered public accounting firm, to be Haynes' auditors for the fiscal year ended September 30, 2010, and the Board of Directors is asking Stockholders to ratify that selection. We are not required to have the Stockholders ratify the selection of Deloitte as our independent auditor. We nonetheless are doing so because we believe it is a matter of good corporate practice. If the Stockholders do not ratify the selection, the Audit Committee will reconsider the retention of Deloitte, but ultimately may decide to retain Deloitte as Haynes' independent auditor. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time if it determines that such a change would be in the best interests of Haynes and its Stockholders. Before selecting Deloitte, the Audit Committee carefully considered that firm's qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, including the firm's efficiency, integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Deloitte in all of these respects. Haynes has been advised by Deloitte that neither it nor any of its associates has any direct or material indirect financial interest in Haynes.

        The Board of Directors recommends that Stockholders vote "FOR" ratification of the appointment of Deloitte & Touche as the Company's independent registered public accounting firm for fiscal 2010.

        Deloitte has acted as the independent registered public accounting firm for Haynes and its predecessors since 1998. Its representatives are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions concerning the audit of Haynes' financial statements.

        Audit Fees—The Company has paid, or expects to pay, audit fees (including cost reimbursements) to Deloitte for the audit of the Company's financial statements for the fiscal years ended September 30, 2008 and 2009, including fees for an integrated audit which included the Sarbanes-Oxley attestation audit including reporting to the Securities and Exchange Commission (SEC) of $904,624 and $790,220, respectively.

        Audit-Related Fees—The Company has paid, or expects to pay, fees (including cost reimbursements) to Deloitte for audit-related services during fiscal 2008 and 2009 of $38,959 and $55,624, respectively. These services related primarily to benefit plan audits and special projects.

        Tax Fees—The Company has paid, or expects to pay, fees (including cost reimbursements) to Deloitte for services related to tax compliance, tax advice and planning service rendered during fiscal 2008 and 2009 of $495,175 and $379,092 respectively. Services include preparation of federal and state tax returns, tax planning and assistance with various business issues including correspondence with taxing authorities.

        All Other Fees—The Company did not incur any additional fees for services rendered by Deloitte in the fiscal years ended September 30, 2008 and 2009.

        The Audit Committee reviewed the audit and non-audit services rendered by Deloitte and concluded that such services were compatible with maintaining the auditors' independence. All audit and non-audit services performed by the Company's independent registered public accounting firm are approved in advance by the Board of Directors or the Audit Committee to ensure that such services do not impair the auditors' independence.

        Haynes' policies require that the scope and cost of all work to be performed for Haynes by its independent registered public accounting firm must be pre-approved by the Audit Committee. Prior to the commencement of any work by the independent registered public accounting firm on behalf of Haynes, the independent registered public accounting firm provides an engagement letter describing the scope of the work to be performed and an estimate of the fees. The Audit Committee and the Chief Financial Officer must review and approve the engagement letter and the fee estimate before authorizing the engagement. The Audit Committee pre-approved 100% of the services rendered by Deloitte in fiscal 2008 and 2009.

3.     OTHER MATTERS

        As of the date of this proxy statement, the Board of Directors of Haynes has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If (a) any matters not within the knowledge of the Board of Directors as of the date of this proxy statement should properly come before the Annual Meeting; (b) a person not named herein is nominated at the Annual Meeting for election as a director because a nominee named herein is unable to serve or for good cause will not serve; (c) any proposals properly omitted from this proxy statement and the form of proxy should come before the Annual Meeting; or (d) any matters should arise incident to the conduct of the Annual Meeting, then the proxies will be voted with respect to such matters in accordance with the recommendations of the Board of Directors of Haynes.

By Order of the Board of Directors,

Anastacia S. Knapper
Secretary
January 26, 2010

Date Signature(s) in Box Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. Please detach here This Proxy is solicited on behalf of the Board of Directors. Please date, sign and return as soon as possible in the enclosed envelope.Your vote is important, regardless of the number of shares you own. 1. Election of directors: 01 Paul J. Bohan 05 Robert H. Getz Vote FOR Vote WITHHELD 02 Donald C. Campion 06 Timothy J. McCarthy all nominees from all nominees 03 Mark Comerford 07 William P.Wall (except as marked) 04 John C. Corey (Instructions: To withhold authority to vote for any indicated nominee(s), write the number(s) of the nominee(s) in the box provided to the right.) The Board of Directors Recommends a Vote FOR Item 1. 2. Ratification of Independent Registered Public Accounting Firm: To ratify the For Against Abstain appointment of Deloitte & Touche, LLP as Haynes’ independent registered public accounting firm for the fiscal year ending September 30, 2010. The Board of Directors Recommends a Vote FOR Item 2. 3. Other Matters: In their discretion, on such other matters as may properly come before the Annual Meeting. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 AND 2, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO PROPOSAL 3. Address Change? Mark Box Do you plan to personally attend Yes Indicate changes below: the Annual Meeting of Stockholders?

Haynes International, Inc. 1020 West Park Avenue, P.O. Box 9013 Kokomo, Indiana 46904-9013 proxy This Proxy is solicited by the Board of Directors for use at the Annual Meeting on Monday, February 22, 2010, or any adjournment thereof. This Proxy, when properly executed, will be voted as directed, but, if not otherwise directed, this Proxy will be voted FOR the approval of Proposals 1 and 2. On any other matters that may properly come before the Annual Meeting, this Proxy will be voted in accordance with the best judgment of the proxies. By signing the Proxy, you revoke all prior proxies and appoint Mark Comerford, Marcel Martin and Anastacia S. Knapper, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. Receipt of the Notice of Meeting of Stockholders of the Company, the Proxy Statement and the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2009 is hereby acknowledged. This Proxy may be revoked by the undersigned at any time before it is exercised by (i) executing and delivering to the Company a later-dated Proxy, (ii) attending the Annual Meeting and voting in person, or (iii) giving written notice of revocation to the Secretary of the Company. HAYNES INTERNATIONAL, INC. ANNUAL MEETING OF STOCKHOLDERS Monday, February 22, 2010 2:00 P.M. (EST) CONRAD INDIANAPOLIS 50 West Washington Street Indianapolis, Indiana 46204 See reverse for voting instructions.

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HAYNES INTERNATIONAL, INC. NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 22, 2010